Exhibit 99.1

FINANCIAL
RELATIONS BOARD	RE:	PRA International
12120 Sunset Hills Road, Suite 600
Reston, VA 20190
703-464-6300

TRADED: Nasdaq: PRAI
FOR YOUR INFORMATION:

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
Matt Bond	Kathy Waller
Executive Vice President and CFO	Analyst Contact
703-464-6300	312-640-6696
FOR IMMEDIATE RELEASE
WEDNESDAY, APRIL 26, 2006
PRA INTERNATIONAL ANNOUNCES FIRST QUARTER RESULTS
AND PLANNED ACQUISITION OF INDIA-BASED CRO
Timing Issues Affect Operating Performance
RESTON, Va., April 26, 2006 – PRA International (NASDAQ: PRAI), a leading global clinical research organization, today announced operating results for the three months ended March 31, 2006. The company also announced its agreement to acquire Sterling Synergy Systems Private Limited, a CRO based in India with offices in Mumbai and Pune.
First Quarter Financial Highlights:
•	Total new business awards were $86.7 million, for a gross book to bill ratio of 1.25

•	Backlog increased 18.3% to $552.9 million

•	Service revenue decreased 6.0% to $69.2 million

•	Operating margin was 12.4%

•	Net income was $6.1 million

•	Earnings per diluted share was $0.25

•	Adjusted earnings per diluted share was $0.28, comparable to $0.28 in the first quarter of 2005
“Our first quarter results, although below our expectations, were largely attributable to timing issues, continued contract delays and the cancellation of a major clinical program. Our business model and balance sheet remain sound, and we continue to execute our strategic plan for long term success,” said Pat Donnelly, PRA International President and Chief Executive Officer. “During the quarter, new business awards finished at $86.7 million, following a very robust fourth quarter of $161.9 million. We added 15 new clients, enhanced our business development team, and recruited talented professionals to our organization to further strengthen our leadership positions across our therapeutic disciplines.”
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With the Sterling acquisition, PRA’s clinical operations in India will be based out of the Mumbai office while the Pune location will house a data management center. With the Pune center, PRA will be able to provide integrated around-the-clock data management capability, augmenting its existing facilities in Lenexa, Kansas; Victoria, British Columbia; and Swansea, Wales.
“By extending our geographic footprint into India we are greatly increasing our access to clinical sites and patients, as well as establishing a highly efficient data management platform to accommodate the global requirements of our clients,” said Donnelly.
The transaction is expected to close in the second quarter. Terms were not disclosed.
First Quarter Results
For the three-month period ended March 31, 2006, PRA generated service revenue of $69.2 million – down six percent from the $73.6 million recorded in the first quarter of 2005. Service revenue excludes from total revenue the reimbursed out-of-pocket costs associated with client projects and programs. Reimbursement revenue was $7.4 million during the quarter, compared with $7.9 million during the same period a year ago. Income from operations declined to $8.6 million, from $11.2 million during the first three months of 2005. First quarter 2006 income from operations included a non-cash charge of $1.1 million for the adoption of SFAS No. 123(R), “Share-Based Payment,” which the company adopted effective January 1, 2006.
Net income for the quarter was $6.1 million, or $0.25 per diluted share, compared to $7.0 million, or $0.28 per diluted share, in the first quarter of 2005. Earnings per diluted share for the first quarter 2006 include a non-cash stock option expense of $0.03 per diluted share, net of tax. Earnings per share figures are based on diluted shares of 24.2 million compared to 24.6 million in 2005.
Backlog at quarter-end was approximately $552.9 million, up 18.3% from $467.2 million a year ago. Cancellations for the quarter were $17.5 million. The company’s net book to bill ratio for the reporting period was 1.00. The net book to bill ratio at March 31, 2006 on a trailing twelve month basis was 1.31.
Cash flow used in operations during the quarter improved to $10.9 million, from $19.5 million used in operations during the first quarter of 2005. Days sales outstanding in the first quarter, which includes accounts receivable and unbilled services less advanced billings, was 36 days, compared to 26 days at year-end 2005.
As of March 31, 2006, PRA maintained cash and cash equivalents of $62.7 million and no material debt.
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2006 Outlook
“PRA’s Project Assurance® mandate and commitment to client service have resulted in many success stories. Recently, we have collaborated with our clients on some of the most complex clinical trials which have led to regulatory approvals,” said Donnelly. “Although there are timing issues relating to the commencement of work, especially with our biotech clients, PRA maintains a strong backlog of business.”
Guidance
PRA is currently lowering its 2006 service revenue guidance to a range of $290 to $310 million, owing to continued delays in the initiation of certain awards from emerging biotech clients, the cancellation of a major project, as well as uncertainty surrounding the role PRA will have in fulfilling the clinical testing needs of a major customer. Accordingly, the company is anticipating full-year earnings per share in the range of $1.18 to $1.26, which includes the estimated impact of stock option expense of approximately $0.13 per share.
PRA is currently lowering its 2006 service revenue guidance to a range of $290 to $310 million, owing to continued delays in the initiation of certain awards from emerging biotech clients, the cancellation of a major project, as well as uncertainty surrounding the role PRA will have in fulfilling the clinical testing needs of a major customer. Accordingly, the company is anticipating full-year earnings per share in the range of $1.18 to $1.26, which includes the estimated impact of stock option expense of approximately $0.13 per share.
PRA will hold a conference call today at 9:00 a.m. EDT to provide supporting detail on first quarter results. The call will be available via live webcast at www.prainternational.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available at the site for 30 days.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements that are subject to risks and uncertainties relating to PRA International’s future financial and business performance, as well as any other predictive statements dependent upon future events or conditions, or that include words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “may,” “will,” “estimate” or similar expressions of futurity. You should not place undue reliance on any forward-looking statements, which represent the Company’s statements only as of the date of this news release and are not intended to give any assurance as to actual future events. Factors that might cause future events to differ include: project cancellations and timing issues; our ability to attract and retain qualified personnel; our ability to continue providing our services effectively, including the quality or accuracy of the data or reports provided and our ability to meet agreed upon schedules; the ability and willingness of our clients to continue to use our services and to continue to spend on research and development at rates comparable to or greater than historical levels; trends or events affecting the CRO industry and the demand for CRO services; government regulation, including regulatory standards applicable to CRO services; the successful closing and integration of the Sterling acquisition; evolving industry standards; and technological changes. Events relating to PRA International could differ materially from those anticipated in these forward-looking statements and general business and economic conditions. Although these statements are based upon assumptions the Company believes to be reasonable based upon available information, they are subject to the foregoing risks and uncertainties as well as those described more fully in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K. This document can be accessed in the SEC’s EDGAR database found at http://www.sec.gov. Please note that PRA International assumes no obligation to update any of the forward-looking statements in this release, except as required by applicable securities laws.
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About PRA International
PRA International is one of the world’s leading global clinical development organizations, with over 2,400 employees working from offices in North America, Europe, South America, Africa, Australia, and Asia. PRA, an ISO 9001:2000 registered company, delivers services to its clients through a unique approach called Project Assurance®, which represents the company’s commitment to reliable service delivery, program-level therapeutic expertise, easy, global access to knowledge, and involved senior management.
To learn more about PRA International, please visit http://www.prainternational.com or call our World Headquarters at +1 (703) 464-6300.
FINANCIAL TABLES FOLLOW
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PRA International
Consolidated Income Statements
Three Months ended March 31, 2006 and 2005
(Dollars, in thousands, except share and per share data)
(unaudited)

	March	March
	31, 2006	31, 2005
Service revenue	69,204	73,592
Reimbursement revenue	7,352	7,859
Total revenue	76,556	81,451

Direct costs	35,175	35,277
Reimbursable out of pocket costs	7,352	7,859
Selling, general & admin	23,025	24,380
Depreciation and amortization	2,426	2,776
Income from operations	8,578	11,159

Interest income (expense), net	334	89
Other income (expense), net	31	(26)
Income before tax	8,943	11,222

Provision for income taxes	2,837	4,264
Net income	6,106	6,958

Earnings per share
Basic	$0.27	$0.31
Diluted	$0.25	$0.28

Number of shares
Basic	22,966	22,366
Diluted	24,209	24,626

Reconciliation of adjusted income from operations
Income from operations	8,578	11,159
Stock-based compensation	1,100	—
Adjusted income from operations(1)	9,678	11,159

Reconciliation of adjusted net income
Net income	6,106	6,958
Stock-based compensation	754	—
Adjusted net income(1)	6,860	6,958

Adjusted earnings per share (1)
Basic	$0.30	$0.31
Diluted	$0.28	$0.28

(1)	Amounts shown herein as “adjusted income from operations,” “adjusted net income,” and “adjusted net income per share” exclude the effects of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”. Each of the “adjusted income from operations,” “adjusted net income,” and “adjusted net income per share” (i) are measures of our performance that are not required by, or presented in accordance with GAAP; (ii) should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP; and (iii) should not be considered in isolation or as a substitute for analysis of our GAAP results.
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PRA International
Summary Balance Sheet Data
(Dollars, in thousands)
(unaudited)

	March	December	March
	31, 2006	31, 2005	31, 2005
Cash and marketable securities	62,669	73,640	68,996
Accounts receivable, net	58,007	41,237	46,281
Unbilled	42,099	44,189	35,492
Advanced billings	66,728	62,651	95,738
Working capital	51,194	41,760	19,542
Total assets	332,501	329,364	314,151
Equity	198,230	188,866	157,696
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